UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 5, 2011

CNL Properties Trust, Inc.

(Exact name of registrant as specified in its charter)

Maryland	333-168129	27-2876363
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification no.)

450 South Orange Ave.
Orlando, Florida		32801
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: (407) 650-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

CNL Properties Trust, Inc. (the “Company”) amended its charter as of September 14, 2011 to opt out of certain provisions of the Maryland General Corporation Law that address actions that may be taken by a Maryland corporation in connection with the anticipated defense of an unsolicited takeover offer and to modify certain other matters relating to the calculation of certain fees potentially due to CNL Properties Corp., the Company’s advisor, following the termination of the advisor by the Company without cause under the Advisory Agreement. A copy of the articles of amendment as filed with the Department of Assessments and Taxation of the State of Maryland (the “Articles of Amendment”) is attached herewith as Exhibit 3.1 and incorporated by reference herein. In connection with the modification to Section 4.9 in the Articles of Amendment, on October 5, 2011 the Company and CNL Properties Corp. entered into a First Amendment to the Advisory Agreement, which resulted in a corresponding amendment to Section 18(b) of the Advisory Agreement dated as of June 8, 2011. The First Amendment to the Advisory Agreement is attached herewith as Exhibit 10.1 and incorporated by reference herein.

On October 5, 2011, the Company announced that it has accepted subscription funds exceeding $2.0 million, the minimum offering amount for its public offering, and issued shares to its initial investors who were admitted as stockholders as of October 5, 2011. Following this announcement, the Company’s board of directors expects to declare a monthly cash distribution of $0.03333 and a monthly stock distribution of 0.002500 shares on each outstanding share of common stock on November 1, 2011 and on the first day of each month thereafter pursuant to its recently adopted distribution policy. The cash and stock distributions equate to an annualized distribution rate of 4 percent and 3 percent, respectively, for a total annualized distribution of 7 percent on the $10 offering price. In connection with the acceptance of subscriptions, the Company issued a press release, a copy of which is attached herewith as Exhibit 99.1 and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)

3.1	Articles of Amendment of the Company dated September 14, 2011

10.1	First Amendment to Advisory Agreement among the Company, CNL Properties Corp. and CNL Properties Trust, LP dated October 5, 2011

99.1	Press Release dated October 5, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 5, 2011	CNL PROPERTIES TRUST, INC.

/s/ Joseph T. Johnson
	Name:	Joseph T. Johnson
	Title:	Senior Vice President and
Chief Financial Officer